Exhibit 99.1

FINAL REPORT OF K-FUEL™ TEST BURN VALIDATE INITIAL EMISSIONS DATA

DENVER, May 30, 2006 -- KFx Inc. (Amex: KFX) today released the results of an independent evaluation of a test burn conducted on K-Fuel™ at Black Hills Power’s 22-megawatt Neil Simpson I power plant, located near Gillette, Wyoming.  The results, which were evaluated by Quinapoxet Solutions, an independent, third-party testing company, stated that “K-Fuel™ proved to be a superior alternative to Wyodak mine coal at Neil Simpson.”

“The final test results are consistent with the results we initially received and reported, and confirm that the K-Fuel™ product works as predicted,” said Mark Sexton, CEO. “K-Fuel™ remains the only economic source of clean-coal energy produced prior to combustion.”

The report validates the lower sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions, and significantly lower mercury (Hg) content. The report stated that “flame stability improved and CO (carbon monoxide) emissions also decreased with K-Fuel™.”

In March 2006, 1,910 tons of K-Fuel™ was used for the test burn. The K-Fuel™ was produced from Powder River Basin (PRB) feedstock coal with heating values ranging from 7,800 - 8,200 Btu/lb., and moisture content of 31-34%. These characteristics are in line with coal in the northern part of the basin. After processing, the resulting K-Fuel™ had specifications of approximately 10,000-11,100 Btu/lb. and 8-15% moisture.

The final third-party emissions stack testing and report indicate the following results for K-Fuel™ as compared to either the Neil Simpson I power plant’s baseline emission or coal content levels:

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SO2 emissions decreased by 38-40%, due in part to the K-Fuel™ process (11%), and the remainder from the lower sulfur content of the feedstock coal used to produce the K-Fuel™, compared with the plant’s baseline coal which is a blend of higher sulfur and lower sulfur coal seams.

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NOx emissions decreased by 10-22%. When burning K-Fuel™ at the same excess air as the baseline coal, NOx was reduced by about 10%. If NOx emissions are compared at equal CO emission levels (lower excess air), the NOx emissions were reduced by 15-22% with K-Fuel™.

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Hg content was reduced by 70%. Quinapoxet noted that mercury emissions test results were “somewhat ambiguous as there were problems with the testing equipment,” but that this issue was unrelated to K-Fuel™. Given the equipment and testing problems, Quinapoxet suggests relying on the difference in mercury content of K-Fuel™ as compared to feedstock coal, which showed a mercury reduction of 70%. Flue gas measurements indicated a mercury reduction of 54%.

The report also noted a “predictable but unanticipated” increase in the mill outlet temperatures because of K-Fuel’s™ lower moisture content. These temperatures must be monitored by operators of utilities that are equipped to burn primarily high-moisture PRB coal. This highlights that K-Fuel™ is an additional market for PRB coal and does not compete with PRB coal in boilers designed to burn primarily PRB coal.

Black Hills Power did not participate in the evaluation or documentation of the test burn results.

The complete executive summary of the Quinapoxet Solutions test burn report can be found on the KFx website at www.kfx.com

About Quinapoxet
The author of the report was Mr. Steve Johnson, who is President of Quinapoxet Solutions and a valued Partner to the Power Generation Industry in the areas of coal combustion, NOx and Hg emission control. He has been developing, designing, and applying combustion and NOx-control technologies for over 30 years.

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-Fuel™ process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-Fuel™ process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement'

due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:            KFx Inc., Denver, CO
Analyst Contact:
Karli Anderson, Director of Investor Relations
Andreas Vietor, Director of Business Development
303-293-2992

or

Brainerd Communicators, Inc.
Media Contact:
Matt Hantz
212-986-6667

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